Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on this Amendment No. 2 to Form F-1 of IMMRSIV Inc to be filed on or about March 1, 2023, of our report dated July 15, 2022, with respect to our audit of the financial statements of LDR Pte., Ltd and its Subsidiary. as of December 31, 2021 and 2020 and for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

March 1, 2023